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Lennar Corporation

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Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

February 24, 2015

Dear Stockholder:

It is my pleasure to invite you to attend Lennar Corporation’s 2015 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 8, 2015, at 11:00 a.m. local time at our corporate office, located at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172. At the meeting, you will be asked to:

1.	Elect nine directors to serve a one-year term expiring at the next Annual Meeting of Stockholders.

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2015.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on February 12, 2015 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on April 8, 2015.

Sincerely,

Mark Sustana

Secretary and General Counsel

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about February 24, 2015.

Lennar’s proxy statement and annual report are available online at www.proxyvote.com.

i

Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

PROXY STATEMENT

Proxy Statement for Annual Meeting of Stockholders to be held on April 8, 2015

You are receiving this proxy statement because you own shares of our Class A common stock and/or Class B common stock that entitle you to vote at the 2015 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies from stockholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2015 Annual Meeting

We will hold the 2015 Annual Meeting on Wednesday, April 8, 2015, at 11:00 a.m. local time at our corporate offices located at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172.

Questions and Answers about Voting at the Annual Meeting and Related Matters

Q:	How many votes may I cast at the Annual Meeting?

A:	You may vote all of the shares of our Class A common stock and Class B common stock that you owned at the close of business on February 12, 2015, the record date. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting, and ten votes for each share of our Class B common stock held by you on all matters presented at the meeting. On the record date, we had 173,900,328 shares of our Class A common stock and 31,303,195 shares of our Class B common stock outstanding and entitled to be voted at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of stockholders present to conduct business at the Annual Meeting. A majority in voting power, and not less than one-third in number, of the shares of Class A common stock and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with Lennar’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of the shares held by the nominee. If your shares are held by a nominee, the Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) was forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following your nominee’s instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in the materials you received.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you have received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice of Internet Availability, which also contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

If you are a beneficial owner, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by April 5, 2015. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as it votes the shares in our 401(k) plan for which voting instructions are received.

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect nine directors to serve a one-year term expiring at the next Annual Meeting of Stockholders.	FOR all nominees

2. To ratify the appointment of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for our fiscal year ending November 30, 2015.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

We will also consider any other business that may come before the meeting in a manner that is proper under Delaware law and our By-Laws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any business to be presented for action at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stuart Miller, Bruce Gross and Mark Sustana, or any of them, will be able to vote your shares in their discretion on any additional matters that are properly presented for a vote at the meeting.

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Under our By-Laws, each director will be elected by a plurality of the votes cast with regard to that director position by the holders of shares of our Class A common stock and Class B common stock, voting together as a single class (but with different voting rights).

Q:	How many votes are needed to approve the ratification of D&T (Proposal 2)?

A:	Under our By-Laws, a majority of the votes cast by the holders of shares of our Class A common stock and Class B common stock, voting together as a single class, is required to approve the ratification of D&T as our independent registered public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?

A:	Proposal 3 is an advisory vote, which means that while we ask stockholders to approve resolutions regarding the compensation of our named executive officers, the results of that vote will not have a binding effect on us. Consequently, our By-Law provisions regarding requirements for stockholder action do not apply to this proposal. We will report in a Securities and Exchange Commission (“SEC”) filing the number of votes cast “FOR” and “AGAINST” the Say on Pay proposal.

Q:	What is the effect of the advisory vote on Proposal 3?

A:	Although the advisory vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review the results of the vote and take it into account in making future determinations concerning executive compensation.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” all of the director nominees and “FOR” proposals 2 and 3. If other matters properly come before the Annual Meeting, Stuart Miller, Bruce Gross and Mark Sustana, or any of them, will have the authority to vote your shares on those matters at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those described in this proxy statement.

Q:	What if I am a beneficial owner and I do not give my nominee voting instructions?

A:	If you are a beneficial owner and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker does not receive voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote the beneficial owner’s shares on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote shares absent instructions from the beneficial owner and if not, the impact of broker non-votes on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

Election of Directors	No	None

Ratification of Auditors	Yes	Not Applicable

Say on Pay	No	None

Q:	What if I abstain on a proposal?

A:	If you sign and return your proxy or voting instruction marked “abstain” with regard to any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before the shares are voted. If you are a record owner, you will automatically revoke your proxy with regard to a matter by voting in person with regard to that matter at the Annual Meeting. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:	Only stockholders and our invited guests can attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date or a letter from the broker confirming your ownership, and a form of personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting or to vote at the meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote with regard to a matter. Written ballots will be available at the meeting for stockholders of record and for beneficial owners who have proxies from their nominees.

Beneficial stockholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K we will file with the SEC within four business days after the Annual Meeting.

Q:	Who should I call with questions?

A:	If you have questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations, Telephone: (305) 485-2038.

I.	PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is responsible for overseeing the management of our business. We keep directors informed of our business at meetings and through reports and analyses presented to the Board of Directors or to committees of the Board. Regular communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Among other things, from time to time, the Board schedules calls with senior management to discuss the Company’s business strategies.

Under our By-Laws, directors are elected at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated Mr. Irving Bolotin, Mr. Steven L. Gerard, Mr. Theron I. (“Tig”) Gilliam, Mr. Sherrill W. Hudson, Mr. Sidney Lapidus, Ms. Teri P. McClure, Mr. Stuart A. Miller, Mr. Armando Olivera and Mr. Jeffrey Sonnenfeld for re-election, each for a one-year term that will expire at the 2016 annual meeting of stockholders, and each has consented to serve if elected.

Mr. Kirk Landon informed us of his decision not to stand for re-election at the 2015 Annual Meeting of Stockholders. Mr. Landon has been a valuable member of our Board of Directors since 1999, and we are grateful for his dedicated service and thoughtful guidance during the sixteen years he served as a director.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our stockholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Irving Bolotin, 82, has served as a director of our Company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our Company. Mr. Bolotin also serves on the Board of Directors of WPBT Channel 2 and on the Board of Directors of Friends of Chamber Music.

Qualifications. The Board nominated Mr. Bolotin to serve as a director because of the extensive knowledge of homebuilding he obtained during the many years he was a member of our senior management.

Steven L. Gerard, 69, has served as a director of our Company since May 2000. Mr. Gerard has been the Chief Executive Officer of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States, since October 2000 and has been its Chairman since October 2002. From July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. From September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of residential, commercial and industrial wire and cable products. Prior to that, Mr. Gerard spent sixteen years in various corporate finance and banking positions at Citibank, N.A. and spent seven years at the American Stock Exchange, last serving as Vice President of its Securities Division. Mr. Gerard also serves on the Board of Directors of Joy Global, Inc. and Las Vegas Sands Corp.

Qualifications. The Board nominated Mr. Gerard to serve as a director because of his experience as the Chief Executive Officer and in other senior management positions of significant companies for many years.

Tig Gilliam, 50, has served as a director of our Company since June 2010. Mr. Gilliam has served as Chief Executive Officer of NES Global Talent, a global talent solutions company, since November 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP, a private equity firm, from November 2013 to November 2014 and the Regional Head of North America and former member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing and recruiting firm, from March 2007 until July 2012. From 2002 until he joined Addeco, Mr. Gilliam was with International Business Machines (“IBM”), serving, among other things, as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002.

Qualifications. The Board nominated Mr. Gilliam to serve as a director because of his expertise in matters related to supply chain management and human resources.

Sherrill W. Hudson, 71, has served as a director of our Company since January 2008. Mr. Hudson has served as the Chairman of TECO Energy, Inc., an energy-related holding company, since January 2013. Previously, Mr. Hudson was Executive Chairman of TECO Energy from August 2010 to December 2012, and Chairman and Chief Executive Officer of TECO Energy from 2004 until August 2010. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. Mr. Hudson also serves on the Boards of Directors of CBIZ, Inc., Publix Supermarkets, Inc. and United Insurance Holdings Corp.

Qualifications. The Board nominated Mr. Hudson to serve as a director because of his extensive knowledge of accounting and his management experience.

Sidney Lapidus, 77, has served as a director of our Company since April 1997. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, where he was employed from 1967 until his retirement in 2007. Mr. Lapidus also serves on the Board of Directors of Knoll, Inc., as well as a number of non-profit organizations.

Qualifications. The Board nominated Mr. Lapidus to serve as a director because of the extensive knowledge of business enterprises (including homebuilding companies) and corporate governance he gained as a partner in a private equity investment firm and as a director of a number of publicly and privately owned companies.

Teri P. McClure, 51, has served as a director of our Company since June 2013. Ms. McClure is currently Chief Legal Officer and Senior Vice President of Human Resources of UPS. She also serves as a member of the nine member Management Committee which is responsible for setting strategy, operating and profit plans for UPS. Ms. McClure joined UPS in 1995 and has served in various positions at the company including Senior Vice President of Legal, Compliance and Public Affairs, General Counsel and Corporate Secretary from 2006 to December 2014. Prior to joining UPS, Ms. McClure practiced with the Troutman Sanders law firm in Atlanta.

Qualifications. The Board nominated Ms. McClure to serve as a director because of her experience as a senior executive of a Fortune 500 company, her operational capabilities and her business experience.

Stuart A. Miller, 57, has served as a director of our Company since April 1990 and has served as our Chief Executive Officer since April 1997. Mr. Miller also served as President of our Company from April 1997 to April 2011. From 1997 until 2005, Mr. Miller served as the Chairman of the Board of LNR Property Corporation, a company that invested in commercial real estate and real estate-related securities, which was a wholly-owned subsidiary of ours until it was spun-off in October 1997. Mr. Miller serves as Chairman of the Board of Trustees of the University of Miami.

Qualifications. The Board nominated Mr. Miller to serve as a director because he is our Chief Executive Officer and has extensive knowledge of our Company, its operations and its strategic plans.

Armando Olivera, 65, has served as a director of our Company since January 2015. Mr. Olivera was President of Florida Power & Light Company (FPL), a subsidiary of NextEra Energy, Inc. and one of the largest investor-owned electric utilities in the United States, from June 2003, and Chief Executive Officer from July 2008, until his retirement in May 2012. Mr. Olivera joined FPL in 1972. Prior to his 2003 appointment as President, Mr. Olivera served in a variety of management positions with the company, including Vice President of Construction Services, System Operations and Distribution and Senior Vice President of System Operations. Mr. Olivera also serves on the Board of Directors of AGL Resources, Inc., Consolidated Edison, Inc. and Fluor Corporation, and previously served on the Board of Directors of Florida Power & Light Company and Nicor Inc.

Qualifications. The Board nominated Mr. Olivera to serve as a director because of his experience running a successful, large power company, as well as his experience as a director of other public companies.

Jeffrey Sonnenfeld, 60, has served as a director of our Company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management at the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time. During the past five years, Mr. Sonnenfeld served on the Boards of Directors of Gevity HR, Inc. and TheStreet.com.

Qualifications. The Board nominated Mr. Sonnenfeld to serve as a director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” all the director nominees.

II.	CORPORATE GOVERNANCE

Meetings

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each director is required to attend substantially all meetings of the Board. During fiscal 2014, the Board of Directors met five times. During that year, each director attended at least 75% of (1) the total number of meetings of the Board of Directors held while that director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which the director was serving. It is our policy to encourage directors and nominees for director to attend the annual meeting of stockholders. All members of our Board who were serving at the time of 2014 annual meeting of stockholders attended the meeting.

Board Independence

Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. In January 2015, our Board of Directors undertook its review of director independence. Based on this review, our Board of Directors has determined that each of Mr. Bolotin, Mr. Gerard, Mr. Gilliam, Mr. Hudson, Mr. Landon, Mr. Lapidus, Ms. McClure, Mr. Olivera and Mr. Sonnenfeld is “independent” under the NYSE corporate governance listing standards and the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the NYSE standards. After considering any relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management or our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with us (either directly, or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us), other than as a member of our Board of Directors. In determining whether Mr. Gilliam is independent, the Board viewed Mr. Gilliam’s position as a director of a private company that supplies wallboard to Lennar as not impairing his independence.

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings and presides at all meetings of our independent directors. In connection with our regularly scheduled Board meetings, our independent directors regularly meet in executive sessions that exclude our non-independent director and management. Mr. Lapidus presides over these executive sessions.

Board Leadership Structure

We have a Lead Director who presides over Board meetings and presides at all meetings of our independent directors. Our Board believes that arrangement works well for us, because all but one of our directors (our Chief Executive Officer) are independent, and our Lead Director can cause the independent directors to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board and the independent directors can, if they wish, cause the entire Board to meet in order to address such matters. However, the Lead Director does not have any functions in that capacity that might impair, or appear to impair, his independence.

The Lead Director’s duties, which are listed in our By-Laws, include:

•	Presiding at all meetings of the independent directors;
•	Presiding over, and being responsible for the agenda at, all meetings of the Board of Directors, if there is no Chairman of the Board, and, at the request of the Board of Directors, presiding over meetings of stockholders;
•	Conveying recommendations of the independent directors to the Board of Directors; and
•	Serving as a liaison between the Board and management.

Board Committees

The Board has four standing Committees: the Audit Committee, the Compensation Committee, the NCG Committee and the Executive Committee. A summary of the current composition of each Committee and its responsibilities is set forth below.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Irving Bolotin	Member	—	Member	—
Steven L. Gerard	Member	Chair	—	—
Tig Gilliam(1).	Member	Member	Member	—
Sherrill W. Hudson	Chair	Member	—	—
R. Kirk Landon.	Member	Member	—	—
Sidney Lapidus(2).	—	—	—	Member
Teri P. McClure	—	Member	Member	—
Stuart Miller.	—	—	—	Member
Armando Olivera.	—	—	—	—
Jeffrey Sonnenfeld	—	—	Chair	—

(1)	Mr. Gilliam was appointed to the Audit Committee on April 9, 2014.
(2)	Lead Director of the Board

Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the responsibilities of the Committees can be found under the Investor Relations-Corporate Governance section of our website at www.lennar.com, and those charters are also available in print to any stockholder who requests them through our Investor Relations department. We periodically review and revise the Committee charters. The Board most recently adopted a revised Audit Committee Charter, Compensation Committee Charter and NCG Committee Charter on October 31, 2014.

Audit Committee

Number of Meetings in fiscal 2014: 8

Responsibilities. The Audit Committee is responsible for selecting our independent auditors and overseeing the engagement of our independent auditors; pre-approving all audit and non-audit services provided to us by our independent auditors; reviewing our internal control environment, systems and performance; and overseeing the integrity of our financial statements, and our compliance with legal and regulatory requirements. The Audit Committee also discusses and reviews our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes. The Audit Committee Chairman reports on Audit Committee actions and recommendations at Board of Directors meetings.

Independence and Financial Expertise. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NYSE’s corporate governance listing standards and the enhanced independence standards for audit committee members required by the SEC, and each member is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that each of Mr. Gerard, Mr. Gilliam and Mr. Hudson meets the requirements of an audit committee financial expert under SEC rules.

Compensation Committee

Number of Meetings in fiscal 2014: 4

Responsibilities. The Compensation Committee is responsible for (i) designing and implementing our executive compensation philosophy, policies and plans, (ii) establishing salaries, targets and performance goals for annual incentive awards, terms of equity awards and other forms of compensation for our Chief Executive Officer (“CEO”), each of our senior executives and our directors and (iii) administering our equity programs, including awards under our 2007 Equity Incentive Plan, as amended (the “2007 Equity Plan”). The Compensation Committee also reviews the results of the annual advisory stockholder vote on executive compensation and considers whether to recommend adjustments to the Company’s executive compensation policies and plans as a result of such votes. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at Board of Director meetings.

Independence. The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements under the NYSE’s corporate governance listing standards, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and meets the independence standards for Compensation Committee members established by the SEC.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. The Compensation Committee has engaged, and may in the future engage, F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm. The Compensation Committee did not engage the services of FW Cook or other outside experts during fiscal 2014. The Compensation Committee considered the work previously performed by FW Cook and determined that no conflicts of interest were raised and that FW Cook was independent from management.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis — Compensation Setting Process — Role of Management,” our CEO and our President provide the Compensation Committee with (1) evaluations of each named executive officer, including themselves, (2) recommendations regarding base salary levels for the upcoming year for each named executive officer, other than themselves, (3) an evaluation of the extent to which each named executive officer met his annual incentive plan target, and (4) recommendations regarding the aggregate value of the long-term incentive compensation that each named executive officer should receive. Our CEO and our President typically attend all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and are generally excused from the meetings as appropriate, including for discussions regarding their own compensation.

Under the 2007 Equity Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under that Plan to management (excluding awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, awards made to individuals covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and awards issued to any person delegated authority by the Compensation Committee). Under the Lennar Corporation 2012 Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding bonuses intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code).

Nominating and Corporate Governance Committee

Number of Meetings in fiscal 2014: 4

Responsibilities. The NCG Committee is responsible for (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board and Committee composition; (iii) reviewing and recommending changes to our Corporate Governance Guidelines; (iv) overseeing periodic evaluations of the Board and the Committees; and (v) reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance. The NCG Committee Chairman reports on NCG Committee actions and recommendations at Board of Director meetings.

Independence. The Board of Directors has determined that each member of the NCG Committee meets the independence requirements under the NYSE’s corporate governance listing standards.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nominees for directors suggested by management, and by stockholders and others if there were any. The NCG Committee would evaluate the suitability of any potential candidates recommended by stockholders in the same manner as other candidates recommended to the NCG Committee. The NCG Committee and the Board of Directors have determined that a director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals;
•	A history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;
•	Time availability for in-person participation and to be present at annual meetings of stockholders;
•	Willingness to demand that the Company’s officers and associates insist upon honest and ethical conduct throughout the Company;
•	Knowledge of, and experience with regard to at least some of: (i) real estate properties, loans and securities, including any lending and financing activities related thereto; (ii) public company regulations imposed by the SEC and the NYSE, among others; (iii) portfolio and risk management; (iv) the major geographic locations within which the Company operates; (v) sound business practices and (vi) accounting and financial reporting; and
•	If applicable, ability to satisfy the criteria for independence established by the SEC and the NYSE, as they may be amended from time to time.

While our NCG Committee believes diversity as to race, gender and ethnicity is beneficial to the Board of Directors, and takes that into account in considering potential Board members, the NCG Committee does not have a formal policy regarding Board diversity.

The NCG Committee will consider candidates recommended by stockholders. If a stockholder wishes to recommend a potential nominee for director, the stockholder should submit a recommendation in writing containing the information set forth below to the NCG Committee at the address set forth on page 46 under “Communication with Lennar’s Board of Directors”:

•	The recommending stockholder’s name and contact information;
•	The candidate’s name and contact information;
•	A brief description of the candidate’s background and qualifications;
•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;
•	A written statement by the candidate that the candidate is willing and able to serve on the Board;
•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and
•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the NCG Committee will consider, among other things, the appropriateness of adding another director to the Board and the candidate’s background and qualifications. The NCG Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The NCG Committee will not determine whether to recommend that the Board nominate a candidate until the NCG Committee completes what it believes to be a reasonable investigation, even if that causes its recommendation to be delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the NCG Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate recommended by a stockholder, the NCG Committee will notify the recommending stockholder and the candidate of the determination.

Independent Directors

Our By-Laws provide that all Directors who are independent directors will meet from time to time, and in any event at least once each fiscal year, to consider at their meetings, and make recommendations to the Board of Directors or committees of the Board regarding, anything directly or indirectly related to the Company or its subsidiaries. Our independent Directors regularly meet in executive sessions that exclude our non-independent Director and management. Until 2014, we had an Independent Directors Committee. During fiscal 2014, our Board of Directors determined that it was no longer necessary to have an Independent Directors Committee, on which each of our independent directors was a member, as the independent directors meet from time to time without the need for there to be a committee. As a result, the Independent Directors Committee was dissolved. Prior to dissolution, the Independent Directors Committee met twice during fiscal 2014.

Executive Committee

Pursuant to our By-Laws, our Board of Directors has established an Executive Committee which has the authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our company is incorporated, and or as our Board of Directors has otherwise provided. The Executive Committee took action by unanimous written consent twice during fiscal 2014.

Corporate Governance Guidelines

Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director qualifications, director responsibilities, management succession, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines are available to view at our website, www.lennar.com, under the Investor Relations-Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended November 30, 2014, Messrs. Gerard, Gilliam, Hudson and Landon and Ms. McClure served as members of the Compensation Committee, and none of these directors was, or ever had been, an officer or employee of Lennar. There were no transactions during the 2014 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2014 fiscal year that would require disclosure by Lennar under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Code of Business Conduct and Ethics/Related Party Transaction Policy

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all our directors, officers and employees. Its purpose is to promote our commitment to high standards for ethical business practices. The Code provides that it is our policy that our business be conducted with the highest level of integrity. It states that our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. Our Code addresses a number of issues, including conflicts of interest, corporate opportunities, fair dealing, confidential information and insider trading and tipping.

Pursuant to our Audit Committee Charter, all related person transactions as defined by SEC rules must be approved by our Audit Committee. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which Lennar or its subsidiary is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of Lennar’s common stock, or any immediate family member of any such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Certain Relationships and Related Transactions

Except as described below, since December 1, 2013, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or Class B common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of SEC Regulation S-K.

In August 2005, Stuart Miller, our CEO, entered into a Time-Sharing Agreement with one of our subsidiaries, which provides that Mr. Miller can sub-lease an aircraft leased by that subsidiary for non-business or personal business purposes. Under that Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established in connection with the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights may be scheduled by Mr. Miller, and under the Agreement the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business or personal business use. Mr. Miller paid our subsidiary $144,000 under the agreement for his use of the aircraft during fiscal 2014 (the cost reimbursed by Mr. Miller was calculated in accordance with Federal Aviation Administration regulations). In February 2015, Mr. Miller entered into a Time-Sharing Agreement that replaced the 2005 Agreement. The 2015 Agreement has substantially the same terms as the 2005 Agreement, but it allows Mr. Miller to sub-lease additional aircraft operated by the subsidiary for non-business or personal business purposes.

In addition to reimbursing the Company for his personal use of the aircraft, in December 2008, Mr. Miller entered into an Amended and Restated Aircraft Dry Lease Agreement with us and one of our subsidiaries that, under Federal Aviation Administration rules, permits Mr. Miller, at his option, to pay on behalf of the Company the full cost of all use and ownership of the aircraft, including business use. Federal Aviation Administration rules did not permit Mr. Miller to reimburse the Company for business use of the aircraft under his 2005 Aircraft Time-Sharing Agreement. Our independent directors approved the Amended and Restated Agreement. There were no reimbursements in fiscal 2014. In February 2015, Mr. Miller entered into an amendment to the Amended and Restated Aircraft Dry Lease Agreement which removed Mr. Miller as a party to it.

In January 2011, Rick Beckwitt, our President, entered into a Time-Sharing Agreement with one of our subsidiaries which provides that Mr. Beckwitt can sub-lease a second aircraft leased by that subsidiary for non-business or personal business purposes. The terms of that Time-Sharing Agreement are essentially the same as those in the Time-Sharing Agreement between the subsidiary and Mr. Miller. Mr. Beckwitt paid our subsidiary $36,000 under the agreement for his use of the aircraft during fiscal 2014. In February 2015, Mr. Beckwitt entered into a Time-Sharing Agreement that replaced the 2011 Agreement. The 2015 Agreement has substantially the same terms as the 2011 Agreement, but it allows Mr. Beckwitt to sub-lease additional aircraft operated by the subsidiary for non-business or personal business purposes.

Occasionally, a spouse or other guest may accompany Mr. Miller or Mr. Beckwitt when they are using corporate aircraft for business travel. As there is no incremental cost to Lennar for the spouse or other guest accompanying the executive on a flight, no amount has been included in the Summary Compensation Table with respect to that usage. Because there are special tax rules regarding personal use of business aircraft, Mr. Miller or Mr. Beckwitt may be treated as receiving taxable income when a spouse or guest accompanies one of them on a business trip.

We lease charter aircraft from time to time for business-related travel for Jonathan M. Jaffe, our Chief Operating Officer. We also permit leased aircraft to be available for personal use by Mr. Jaffe, for which he pays the Company, out of a prepayment fund established in connection with the arrangement, an amount equal to twice the cost of fuel for each flight. In fiscal 2014, Mr. Jaffe paid the Company $124,000 for his personal use of charter aircraft.

Risk Management

Board Role in Management of Risk

Our Board is actively involved in the oversight and management of risks that could affect Lennar. Management, in consultation with the Board, identifies areas of risk that particularly affect us and assigns senior members of our management to report to the Board on each of those areas of risk on a rotating basis at the regularly scheduled quarterly Board meetings. The areas of risk reported to the Board change from time to time based on business conditions, advice of outside advisors, and review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board on a regular basis relate to joint ventures, housing inventory and land supply, construction costs, quality and warranty, financial services, associate retention and human resources, legal, natural disasters and information technology, taxation, Rialto’s business, our multifamily business, our commercial business, and our solar business.

Our Board of Directors also asks for and receives reports on other risks that affect the Company after review of business presentations made during regular Board reviews. In addition, one of the responsibilities of our Audit Committee is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

Compensation Related Risks

In early 2015, as part of our risk management process, we conducted a comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we identified the following risk-limiting characteristics:

•	All material transactions, including land acquisitions, debt incurrences and joint venture relationships that may impact compensation, are reviewed by at least one member of our Board of Directors.
•	The payment of cash bonuses to our senior executives and other members of our senior management are based upon achievement of performance goals. While a potentially substantial amount of the compensation of our CEO, our President and our Chief Operating Officer (“COO”) is tied to short term Company performance, it is balanced by the compensation of our Chief Financial Officer (“CFO”) and our General Counsel, whose bonus targets are based on, among other factors, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an annual internal audit evaluation.
•	While incentive compensation for our senior management in our Rialto segment consists of a percentage of the segment’s annual profits, all significant investment decisions regarding the Rialto segment or assets it manages must be approved by our senior corporate management.
•	A high percentage of our overall pay mix is equity based, which incentivizes efforts to generate long-term appreciation of stockholder value.

•	Equity awards to our executive officers vest over a three-year period, which mitigates against taking short-term risks.
•	Our Stock Ownership Guidelines require executive officers to hold any vested restricted stock until the aggregate amount of their stock ownership exceeds a multiple of their annual base salary.

Director Compensation

General. The Board maintains a compensation program for the non-employee directors of the Board. For 2014 and 2015, the Board compensation program is comprised of the following types and levels of compensation:

Annual Equity Grant. At the time of each annual meeting, each non-employee director receives a grant of 2,000 shares of our Class A common stock. Directors are permitted to sell 50% of that stock at any time but are required to hold the remaining 50% of the stock until the second anniversary of the date of grant. In addition, each non-employee director receives options to purchase 2,500 shares of our Class A common stock at an exercise price equal to the fair value of our Class A common stock on that date. These options become exercisable six months after the grant date and expire on the third anniversary of the grant. Pursuant to this program, on April 9, 2014, each non-employee director at that time was granted 2,000 shares of Class A common stock, 50% of which may not be transferred until the second anniversary of the date of grant. In addition, each non-employee director at that time was granted stock options to purchase 2,500 shares of Class A common stock with an exercise price of $39.62 per share, the closing price of the Class A common stock on April 9, 2014, and which are exercisable six months after the grant date and expire on the third anniversary of the grant.

Retainer and Committee Fees Paid in Cash. Each non-employee director is entitled to receive an annual retainer of $90,000 per year, payable on a quarterly basis, 50% in cash and 50% in shares of our Class A common stock. Those who serve on our Audit Committee are paid an additional retainer of $25,000 (or $30,000 for the committee Chairman); those who serve on our Compensation Committee are paid an additional retainer of $15,000 (or $20,000 for the committee Chairman); and those who serve on our NCG Committee are paid an additional retainer of $10,000 (or $15,000 for the committee Chairman). Committee retainers are paid quarterly in cash. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or committee meeting. Our Lead Director receives an additional $75,000 per year for his services in that capacity, paid quarterly in cash. Directors who are employees do not receive any additional compensation for their services as a director.

Compensation Deferral. A director may elect to defer payment of both the cash and stock portion of the annual and committee retainers until the member ceases to be a director or to have any other relationship to the Company (such as a consulting arrangement) or the member’s death. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred retainers is credited to the director’s deferred compensation account each quarter. Amounts equal to the dividends that would have been paid if the phantom shares had actually been outstanding are also credited to the directors’ accounts and treated as though they were used to purchase additional shares of Class A common stock. Upon termination of a director’s deferred compensation account, the director will receive cash equal to the value at the time of termination of the number of phantom shares of Class A common stock credited to the director’s account. For fiscal 2014, each of Messrs. Gerard, Gilliam, Hudson, Landon, Lapidus, and Sonnenfeld, and Ms. McClure had elected to defer payment of both the cash and stock portions of their fees. During fiscal 2014, Mr. Gerard elected to terminate his participation in the deferred compensation program, which termination will be effective during the third quarter of fiscal 2015. Mr. Olivera has elected to defer payment of both the cash and stock portions of his fees. The table below sets forth the aggregate number of phantom shares of Class A common stock and Class B common stock held by each director in their respective deferred compensation accounts at November 30, 2014:

	Aggregate Number of Shares of Phantom Stock Held in Deferred Compensation Account at November 30, 2014
Name	Class A	Class B
Irving Bolotin	-	-
Steven L. Gerard	45,686	388
Tig Gilliam	14,270	-
Sherrill W. Hudson	35,166	-
R. Kirk Landon	50,533	698
Sidney Lapidus	29,494	-
Teri P. McClure	2,705	-
Jeffrey Sonnenfeld	30,820	-

The following table sets forth information regarding the compensation of our non-employee directors for fiscal 2014. Mr. Miller, our CEO, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Irving Bolotin	80,000	124,209	16,900	32	221,141
Steven L. Gerard	90,000	124,240	16,900	6,662	237,802
Tig Gilliam	88,750	124,240	16,900	1,936	231,826
Sherrill W. Hudson	90,000	124,240	16,900	5,145	236,285
R. Kirk Landon	85,000	124,240	16,900	7,418	233,558
Sidney Lapidus	120,000	124,240	16,900	4,230	265,370
Teri P. McClure	70,000	124,240	16,900	164	211,304
Jeffrey Sonnenfeld	60,000	124,240	16,900	4,497	205,637

(1)	Each of Messrs. Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnenfeld, and Ms. McClure decided to defer 100% of both the cash and stock portion of their annual and committee retainers until the member ceases to be a director or to have any other relationship to the Company (such as a consulting arrangement) or the member’s death. Pursuant to the terms of our Outside Directors Compensation Program, these amounts were credited in the form of phantom shares of Class A common stock to such director’s deferred compensation account. The table below sets forth the cash portion of the deferred fees and the phantom shares credited to each participating directors’ account for fiscal 2014.

Name	Deferred Cash Fees ($)	Deferred Stock Awards ($)	Phantom Shares Credited to Account
Steven L. Gerard	90,000	45,000	3,170
Tig Gilliam	88,750	45,000	3,145
Sherrill W. Hudson	90,000	45,000	3,170
R. Kirk Landon	85,000	45,000	3,053
Sidney Lapidus	120,000	45,000	3,875
Teri McClure	70,000	45,000	2,701
Jeffrey Sonnenfeld	60,000	45,000	2,466

(2)

Amount reflects (i) 50% of the annual retainer fee, or $45,000, payable in shares of Class A common stock and (ii) the fair market value of 2,000 shares of Class A common stock granted as part of the annual equity grant. The annual equity grant award was made on April 9, 2014 to each of Messrs. Bolotin, Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnenfeld, and Ms. McClure and had a grant date fair value of $39.62 per share. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance. As set forth above, each of Messrs. Gerard, Gilliam, Hudson, Landon, Lapidus and Sonnenfeld, and Ms. McClure decided to defer receipt of the stock portion of his or her 2014 annual retainer fee.

(3)	Grants of stock options to purchase 2,500 shares of our Class A common stock for $39.62 per share were made to each non-employee director on April 9, 2014. The grant date fair value of these stock options was $6.76 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2014 stock option grant, refer to Note 14 in our financial statements for the year ended November 30, 2014, which is included in our Annual Report on Form 10-K filed with the SEC. The table below sets forth the aggregate number of unexercised stock options for Class A common stock held at November 30, 2014 by each of our non-employee directors.

Name	Aggregate Number of Unexercised Stock Options Held at November 30, 2014
Irving Bolotin	7,500
Steven L. Gerard	7,500
Tig Gilliam	7,500
Sherrill W. Hudson	7,500
R. Kirk Landon	7,500
Sidney Lapidus	7,500
Teri P. McClure	5,000
Jeffrey Sonnenfeld	7,500

(4)	With respect to Mr. Bolotin, the amount reflects cash in lieu of fractional shares relating to his quarterly Board and committee fees paid in stock. All other amounts reflect dividends payable on phantom shares held in the director’s deferred compensation account. These deferred dividends are credited to the director’s deferred compensation account in the form of additional phantom shares, calculated at the fair market value of a share of our Class A common stock on the dividend record dates. The table below sets forth the phantom shares credited to each participating directors’ account from deferred dividends for fiscal 2014.

Name	Dividends Deferred ($)	Phantom Shares Credited to Account from Deferred Dividends
Steven L. Gerard	6,662	168
Tig Gilliam	1,936	48
Sherrill W. Hudson	5,145	130
R. Kirk Landon	7,418	186
Sidney Lapidus	4,230	106
Teri McClure	164	4
Jeffrey Sonnenfeld	4,497	113

III.	COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy, policies and plans and their objectives, our compensation-setting process, and the 2014 compensation of our named executive officers, or NEOs. In addition, we explain why we believe that our executive compensation plan is in the best interests of you, our stockholders.

For fiscal 2014, our named executive officers were:

Stuart A. Miller	Chief Executive Officer
Rick Beckwitt	President
Jonathan M. Jaffe	Vice President and Chief Operating Officer
Bruce Gross	Vice President and Chief Financial Officer
Mark Sustana	Secretary and General Counsel

As discussed in Proposal 3 on page 40, we are conducting a Say on Pay vote that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in the discussion captioned “Executive Compensation.” In connection with that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to the strong financial performance that Lennar has provided to stockholders.

Executive Summary

We Tie Our Executives’ Compensation to Performance. We believe that one of the best methods for aligning the interests of our senior executives with those of our stockholders is to tie a significant portion of their compensation to our financial and operational performance. With respect to our three named executive officers whose responsibilities are to grow our business, our CEO, our President and our COO, this translates into:

•	Approximately 94% of our CEO’s, 95% of our President’s, and 94% of our COO’s, total direct compensation (salary, annual incentive and long-term incentive) for fiscal 2014 was variable and tied directly to the financial performance of the Company;
•	Annual incentive awards of our CEO, our President and our COO are a percentage of pretax income — the metric that we believe most directly translates into stockholder value; and
•	Equity awards are earned only if the Company accomplishes financial and operational metrics which we believe contribute to long-term growth and, upon being earned, the awards are subject to an additional three-year proportionate vesting term.

With respect to our other two named executive officers, our CFO and our General Counsel, whose principal responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance, we base their bonus targets on their individual performance, the performance of the Company in its adherence to corporate governance, policies and procedures, the results of an annual internal audit evaluation and, in the case of our CFO, the pretax income of our Lennar Financial Services segment. The bonus they are awarded is based on the extent to which they achieve their target and the Company’s financial performance, measured against our pretax income. Equity awards are service-based and vest over three years. As a result, 81% of our CFO’s total direct compensation and 72% of our General Counsel’s total direct compensation for 2014 was performance or equity based.

We Maintain Strong Executive Compensation Policies. We maintain strong executive compensation policies to further align our executives’ interests with those of our stockholders. Specifically, we have:

•	Stock ownership guidelines. We have a minimum stock ownership requirement for all of our executive officers. All of the NEO’s significantly exceed their minimum stock ownership requirements.
•	No employment agreements. We do not have employment agreements, severance agreements, or change of control agreements with any of our executive officers and all equity grants are subject to a double trigger requirement to accelerate vesting in connection with a change of control.

2014 Compensation Reflects Exceptional 2014 Company Performance. During fiscal 2014, we achieved exceptional financial and operational performance, including:

•	Net earnings of $638.9 million, or $2.80 per diluted share, compared to $479.7 million, or $2.15 per diluted share the prior year
•	Revenues of $7.8 billion – up 31%
•	Deliveries of 21,003 homes – up 15%
•	New orders of 22,029 homes – up 16%

Revenues from home sales increased 29% in the year ended November 30, 2014 to $6.8 billion from the same period in 2013, and gross margins on home sales increased to $1.7 billion, or 25.4%, in the year ended November 30, 2014, compared to $1.3 billion, or 24.9% for the same period in 2013. During fiscal 2014, we also had strong performances from our other business segments. Our Lennar Financial Services segment had operating earnings of $80.1 million. Rialto generated $66.6 million of operating earnings including an add back of net loss attributable to noncontrolling interests. Our Multifamily rental business continued to grow during fiscal 2014, as ventures in which we participate sold two completed rental communities and ended the year with 19 communities under construction, one completed and operating, three partially completed and leasing and one under development. Finally, our FivePoint Communities, a consolidated joint venture, is managing the entitlement and development of some of what we believe are the most desirable real estate assets in California.

Compensation Setting Process

We designed our executive compensation to:

•	attract, motivate and retain highly qualified and experienced executives;
•	recognize valuable individual performance and motivate executives to maximize the Company’s short-term and long-term performance;
•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies;
•	align the interests of our executives with those of our stockholders; and
•	promote adherence to corporate governance, and company policies and values.

Role of the Compensation Committee

Our Compensation Committee annually evaluates and approves the compensation for our CEO and our most senior executive officers, including all the named executive officers. Its determinations regarding the compensation of our senior executive officers take into account information about compensation being paid by other homebuilders or companies engaged in other activities of the type in which we are engaged, as well as recommendations by our CEO (except regarding himself) and other members of our senior management, and any other factors the Compensation Committee believes to be applicable.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to engage compensation consultants. In previous years, the Compensation Committee engaged F.W. Cook & Co., Inc., an independent management compensation consulting firm. However, neither the Compensation Committee nor management engaged the services of outside experts during fiscal 2014 for the purpose of providing advice on executive and director compensation.

Role of Management

Our CEO and our President provide written background and supporting materials for review at Compensation Committee meetings, attend Compensation Committee meetings at the Committee’s request, and provide information regarding, and make recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO and our President provide reviews of each executive officer’s performance and recommend compensation actions for executive officers other than themselves.

Use of Compensation Survey Data

We use compensation data regarding what we view as our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and the value of particular executives to Lennar. In connection with setting fiscal 2014 compensation, the Compensation Committee reviewed summaries of information disclosed in public filings by the following publicly traded homebuilders that the Compensation Committee views as our peer group (“Peer Group”), based on revenue and home closings:

• Beazer Homes USA, Inc.	• Meritage Homes Corp.
• D.R. Horton, Inc.	• NVR, Inc.
• Hovnanian Enterprises	• Pulte Homes, Inc.
• KB Home	• Standard Pacific Corp.
• Toll Brothers, Inc.	• M.D.C. Holdings, Inc.
• The Ryland Group, Inc.

In addition, the Compensation Committee reviewed information about compensation levels generally paid by Fortune 500 companies. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of the Peer Group companies, the Fortune 500 companies or any other peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation and long-term cash and equity based incentives to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s stockholder advisory vote on our executive compensation to provide useful feedback. As part of its 2014 compensation setting process, the Compensation Committee reviewed the results of the 2014 stockholder advisory vote, including the fact that approximately 93% of the votes cast were voted in favor of our executive compensation. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of the compensation packages for our named executive officers.

Compensation Plans

Our 2007 Equity Plan provides for the issuance of stock-based awards, such as options and restricted stock, to officers, directors, or associates of the Company and its subsidiaries, or individuals who provide significant services to the Company or its subsidiaries. The aggregate number of shares of Class A common stock or Class B common stock that may be subject to awards granted under the 2007 Equity Plan is 25 million shares. Our 2012 Incentive Compensation Plan enables the Compensation Committee to establish performance goals for officers and other associates of the Company and its subsidiaries to determine bonuses which will be awarded on the basis of such performance goals.

Executive Compensation Components and 2014 Compensation Decisions

Our executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain competitive in the market and address economic conditions. Our executive compensation program currently has three components of total direct compensation: (1) base salary, (2) annual cash incentive awards, and (3) equity-based incentive awards.

Element	Description	Primary Objectives

Base Salary	Fixed cash payment	To attract and retain executives by offering salaries that are competitive with market opportunities and that recognize each executive’s position, role, responsibility and experience.

Annual Cash Incentive Award	Variable performance-based cash payment	To motivate and reward the achievement of annual financial performance.

Equity-Based Incentive Award	Performance-based restricted stock, with respect to our CEO, our President and our COO Service-based restricted stock, with respect to our CFO and our General Counsel	To align executives’ interests with the interests of stockholders, motivate executives to maximize our long-term, as well as our short-term, performance and promote employee retention.

We do not have a formal policy relating to the allocation of total compensation among the various components. However, our Compensation Committee believes executives with more influence over our operating and financial performance should have a greater portion of their compensation dependent upon the achievement of the performance objectives. The Compensation Committee believes that those executives who are responsible for growth should have the largest portion of their compensation from (i) annual cash incentive awards that are directly based on our financial performance, without a cap to motivate annual profitability and (ii) equity-based awards whose value is based on the long-term appreciation of our stock price. By comparison, those named executive officers whose responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance should have a larger percentage of their direct compensation from their base salary and from annual incentive awards based on, among other factors, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an internal audit evaluation to avoid undue risk taking.

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to our Company.

How base salaries are determined. When the Compensation Committee sets the base salaries for the NEOs, it considers a number of factors, including:

•	level of experience and responsibility;
•	ability to contribute to meeting annual operating objectives;
•	level of pay required to retain the executive’s services in light of market conditions;
•	average base salary of comparable executives in our Peer Group; and
•	market changes and the economic and business conditions affecting Lennar at the time of the evaluation.

When setting base salaries, the Compensation Committee does not assign a specific weight to any individual factor, or apply any specific formula as to how base salary should compare to that of similar employees of our Peer Group.

Except for the base salaries of our President and our General Counsel, the base salaries of our NEO’s have remained unchanged since 2007. The base salary of our CEO has remained unchanged since 2003.

2014 Base Salary Decisions. We did not increase the base salaries of any of our NEO’s in fiscal 2014.

Annual Cash Incentive Compensation

Why we pay annual cash incentive compensation. The Compensation Committee believes that annual cash incentive compensation encourages executive officers to focus on the Company’s annual profitability. Our annual cash incentive awards are made under our 2012 Incentive Compensation Plan.

How Annual Incentive Compensation is determined.

CEO, President and COO. The cash bonus for our CEO, our President and our COO is based on a percentage of our pretax income, which is net earnings attributable to Lennar plus/minus income tax expense/benefit (“Pretax Income”). Pretax Income takes into account and adjusts for goodwill charges, losses or expenses on early retirement of debt and impairment charges. The cash bonus for our CEO, our President and our COO is not capped. We believe that our executives’ pay should be linked to the performance of Lennar and that linking the annual cash bonus to Pretax Income achieves this goal. As a result, there have been years, such as fiscal 2008 and 2009 during the economic downturn, when these executives did not receive a cash bonus, and other years, such as more recent years when Lennar has returned to profitability, when the executives have received significant cash bonuses.

In January 2014, the Compensation Committee decided that Messrs. Miller, Beckwitt and Jaffe would be eligible to receive cash bonuses with regard to fiscal 2014 equal to 1.25%, 1.15% and 1.15%, respectively, of our Pretax Income, which may be adjusted downward in the sole discretion of the Compensation Committee.

CFO and General Counsel. Mr. Gross and Mr. Sustana each had the opportunity to earn a target award of 100% of base salary based on the performance criteria set forth in the table below, and to receive a cash bonus of between 0% and 150% of the target award based on our actual Pretax Income as compared to our forecasted Pretax Income of $875.2 million for fiscal 2014 (“Business Plan”). For example, if we achieved 50% of our Business Plan, the bonus would be 50% of the target award that was earned, and if we achieved 150% of our Business Plan, the bonus would be 150% of the target bonus that was earned.

The formula for determining each of Mr. Gross’ and Mr. Sustana’s target award based on performance is set forth in the table below:

Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance (1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation (2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%

(1)	Individual performance is based on an annual performance appraisal review.
(2)	Determined by the Nominating and Corporate Governance Committee.

In addition, Mr. Gross, who oversees our Lennar Financial Services segment, had the opportunity to earn 1.00% of our Lennar Financial Services pretax income, which is the operating earnings of our Lennar Financial Services segment (“LFS Pretax Income”).

2014 Annual Incentive Compensation Decisions.

CEO, President and COO. Based on our Pretax Income of $1.0 billion, Messrs. Miller, Beckwitt and Jaffe received cash bonus payments of $12,540,413, $11,537,180 and $11,537,180, respectively.

CFO and General Counsel. Based on a review of the target award performance criteria, the Compensation Committee determined that Mr. Gross and Mr. Sustana were entitled to the maximum percentages of their respective target awards.

With respect to Mr. Gross, in determining the score earned for individual performance, the following were highlighted: overall contribution to strong financial and accounting controls and to the Company’s solid performance during fiscal 2014. In determining the score earned for Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation the following were highlighted: overall contribution to strong internal control environment resulting in positive internal audit results, leadership in response to governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. No specific weight was given to any particular factor in the evaluations and no one factor was material. For fiscal 2014, we achieved 114.6% of our Business Plan. As a result, Mr. Gross was entitled to a cash bonus of 114.6% of his target award, or $745,126. Based on our LFS Pretax Income of $80.1 million, Mr. Gross was entitled to $801,380 for that portion of the award. Accordingly, Mr. Gross received a cash bonus payment of $1,546,506 under the incentive program. In recognition of his exceptional performance during fiscal 2014, the Compensation Committee also granted an award of $129,874 to Mr. Gross. This award is separate from the 2014 target bonus incentive program.

With respect to Mr. Sustana, in determining the score earned for individual performance, the following were highlighted: successful resolution of litigation matters, strong level of support provided to business units, overall contribution to the Company’s solid performance during fiscal 2014 and successful recovery of insurance claims. In determining the score earned for Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation the following were highlighted: overall contribution to control environment resulting in positive internal audit results, leadership in response to legal and governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. No specific weight was given to any particular factor in the evaluations and no one factor was material. Mr. Sustana was entitled to a cash bonus of 114.6% of his target award. Accordingly, Mr. Sustana received a cash bonus payment of $458,539 under the incentive program. In recognition of his exceptional performance in increasing the cash recoveries by the Legal Department, the Compensation Committee also granted an award of $141,461 to Mr. Sustana for such efforts. This award is separate from the 2014 target bonus incentive program.

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a significant component of a senior executive’s compensation should be long-term incentive compensation in the form of restricted stock so as to align the financial interests of our senior executives with those of our stockholders. Since 2009, we have provided long-term incentive awards solely in the form of restricted stock, both performance-based and service-based. The Compensation Committee believes that giving equity incentives to our senior executives in the form of restricted stock also:

•	motivates our senior management to maximize our long term, as well as our short term, performance;
•	helps us attract and motivate highly qualified and experienced executives; and
•	helps retain key personnel as a result of deferred vesting.

How equity–based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation that Lennar will grant as part of its long term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO.

During 2014, our Compensation Committee reviewed the effect that our restricted stock grant program had on our retention of our senior executives. The Committee decided that the program had provided, and continued to provide, a strong retention incentive for senior management and that, because of the “stacking” effect, a program of annual grants that vests in three annual installments provides better employee retention benefits than a grant that vests upon the grant. The Compensation Committee also reviewed an analysis of the benefits of whether restricted stock awards should be limited to our senior management, or whether we should make restricted stock awards to a wider group of key associates. In 2014, the Compensation Committee decided that we should continue making grants of restricted stock to a wider group of key associates, and, with the approval of the Compensation Committee, in July 2014 the Company awarded grants of restricted stock to senior management, our Division Presidents, our key Regional managers and other key associates (187 persons). One-third of the restricted stock awarded to an associate in July 2014 will vest on each of the first three anniversaries of the date of grant and unvested shares will, under most circumstances, be forfeited if the associate terminates his or her employment with us.

The number of shares of restricted stock to be awarded to members of our senior management was based upon recommendations by our CEO and other members of our senior management, followed by a review by our Compensation Committee of the total compensation our senior management had received over the last five years, a comparison of their 2013 compensation with that of similarly positioned executives at the Peer Companies, a review of total potential compensation for fiscal 2014, as well as consideration of each executive’s responsibilities and expected contributions to our company. When considering the number of shares to award, the Compensation Committee did not assign a specific weight to any individual factor, or consider any policy as to how the compensation should compare to that of employees performing similar functions for our Peer Group.

2014 Equity Based Compensation Decisions. In June 2014, the Compensation Committee approved the following awards of restricted Class A common stock for our NEOs under the 2007 Equity Incentive Plan:

Officer	Restricted Stock Value ($)	Restricted Stock (#)
Stuart A. Miller	4,360,720	104,000
Rick Beckwitt	3,647,910	87,000
Jonathan M. Jaffe	2,075,535	49,500
Bruce Gross	1,174,040	28,000
Mark Sustana	587,020	14,000

CEO, President and COO. The equity awards granted to Messrs. Miller, Beckwitt and Jaffe in July 2014 were performance shares which would be earned if Lennar achieved any three of the five performance goals set forth below for the last six months of fiscal 2014. If at least three of the five performance goals were achieved, the performance goals would be fully satisfied and the performance shares earned. The shares of restricted stock would then vest in equal installments on each of the first three anniversaries of July 2, 2014. The Compensation Committee awarded performance shares to these executive officers because the Committee believes that their responsibility for growing our business translates into earning equity awards only if the Company achieves financial and operational metrics which reflect growth.

The Compensation Committee set the 2014 corporate financial and operational performance goals higher than our 2013 results, except for gross margin and homebuilding debt-to-capital ratio. In January 2015, the Compensation Committee determined that three of the five performance goals had been achieved.

Performance Measure	Six months ended November 30, 2013 Results	Six months ended November 30, 2014 Performance Goals	Six months ended November 30, 2014 Results	Performance Goals Achieved
Revenues	$3.52 Billion	$4.60 billion	$4.59 billion	-
Homes Sold	10,640	12,857	12,407	-
Gross Margin	25.9%	24.5%	25.4%	✓
Active Community Count as of the last quarter of fiscal 2014	537	625	625	✓
Homebuilding Debt-to Capital Ratio as of the last quarter of fiscal 2014	50.2%	Less than 54.0%	49.3%	✓

CFO and General Counsel. The equity awards granted to Mr. Gross and Mr. Sustana in July 2014 were service-based restricted stock, which will vest in equal installments on each of the first three anniversaries of July 2, 2014. The Compensation Committee awarded service-based restricted stock to these executive officers because the Committee believes that their responsibility for the establishment and maintenance of strong corporate controls and regulatory compliance translates into the stability of service based vesting.

Other Benefits

Our NEOs are eligible to receive a 50% match on their 401(k) contributions up to $7,800 for 2014 and $7,950 for 2015, and participate in our active employee flexible benefits plans, which benefits are generally available to all full-time associates. Under the flexible benefits plans, all associates are entitled to medical, vision, dental, life insurance and long-term disability coverage. We also provide certain of our executive officers with a car allowance which varies based on level, term life insurance and long-term disability insurance. The Compensation Committee believes that Lennar’s commitment to provide these employee benefits recognizes that the health and well-being of its associates contributes directly to a productive and successful work life that enhances results for Lennar and its stockholders.

Change of Control Benefits

Our equity plan provides for accelerated vesting of outstanding equity awards if there is a combination of a change of control together with certain termination events (i.e., a “double trigger”). A summary of potential payments relating to a change of control can be found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 34.

Other Compensation Practices

Executive and Director Stock Ownership Guidelines.  Our Board has adopted Stock Ownership Guidelines establishing minimum equity ownership requirements for our executive officers and each member of our Board. The purposes of the guidelines are to align the interests of those executives and directors with the interests of stockholders and further promote our commitment to sound corporate governance. Under those guidelines, a person is expected to own, by a date not later than five years after the person is elected as a director or is appointed to his or her position as an executive officer, shares of our common stock with a value on that date equal to the following multiple of the person’s annual directors fee or annual base salary:

Position	Base Salary/Fee Multiple Requirement
Director	5x
Chief Executive Officer	6x
President	5x
Chief Operating Officer	5x
Chief Financial Officer	3x
Treasurer	2x
General Counsel/ Secretary	2x
Controller	2x

Until the required stock ownership level is achieved, a person is required to retain at least 50% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares sold to enable the person to pay taxes resulting from the vesting or exercise. If the required level is not achieved within five years after a person is elected as a Director or appointed to his or her position as an executive officer, until the required level is achieved, the person will be required to retain 100% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares sold to enable the person to pay taxes resulting from the vesting or exercise.

As of January 31, 2015, all of our named executive officers had stock ownership levels well above their respective ownership requirements, as indicated in the table below. Stock ownership includes Class A common stock and Class B common stock beneficially owned by the officer.

NEO	Base Salary/Fee Multiple Requirement	Actual Base Salary Fee Multiple as of January 31, 2015(1)
Stuart A. Miller	6x	763x
Rick Beckwitt	5x	42x
Jonathan M. Jaffe	5x	34x
Bruce Gross	3x	33x
Mark Sustana	2x	13x

(1)	The fair market value of Lennar equity holdings for each participant is based on the average of the stock prices on the last day of each month for the trailing twelve months.

Prohibition on Hedging. Executive officers and directors are not permitted to enter into hedging arrangements with respect to shares of the Company’s Class A common stock or Class B common stock.

Non-Solicitation Agreement. In connection with receiving the annual cash bonus, each of our NEO’s signed an agreement that for 12 months following termination of his employment with Lennar, he will not offer employment to any of our associates or anybody who had been an associate during the preceding 3 months, and will not encourage any of our associates to terminate his or her employment with us.

Compliance with Internal Revenue Code Section 162(m). When reviewing and setting compensation awards for our executives, one of the things we consider is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a publicly-held company to deduct compensation over $1 million paid for any fiscal year to any of the executive officers required to be named in the company’s annual proxy statement, except for the chief financial officer. However, Section 162(m) allows deduction of qualified performance-based compensation if certain requirements are met. We generally have structured awards to our executive officers in ways that are intended to qualify for the performance-based compensation exemption under Section 162(m). However, we can exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m).

Both our 2007 Equity Incentive Plan and our 2012 Incentive Compensation Plan include lists of possible criteria that may be used as the basis for performance requirements with regard to compensation awards. The cash bonuses we have awarded to our executive officers during the last several years all have been subject to achievement of performance goals and the awards of restricted stock to Messrs. Miller, Beckwitt and Jaffe, each of whom is one of the executive officers required to be named in this proxy statement, have been subject to achievement of performance goals.

2015 Compensation Program

In January 2015, the Compensation Committee decided that Messrs. Miller, Beckwitt and Jaffe would be eligible to receive cash bonuses with regard to fiscal 2015 equal to 1.25%, 1.15% and 1.15%, respectively, of our Pretax Income. Additionally, in January 2015, the Compensation Committee decided that Mr. Gross and Mr. Sustana would each have the opportunity to earn a target cash bonus of up to 100% of base salary based on the performance criteria set forth in the table below. In addition, Mr. Gross’ and Mr. Sustana’s target cash bonus could be increased by between 0% and 50% of the target cash bonus based on our achievement of between 100% to 115% of forecasted Pretax Income for fiscal 2015 as compared to our actual Pretax Income for fiscal 2015, and after considering each of Mr. Gross’ and Mr. Sustana’s contribution towards significant value creation transactions for the Company. Additionally, Mr. Gross is eligible to receive a sum equal to 1.00% of

LFS Pretax Income. Any cash bonus awarded to the NEOs may be adjusted downward in the sole discretion of the Compensation Committee.

Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance (1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation (2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%

(1)	Individual performance is based on an annual performance appraisal review.
(2)	Determined by the Nominating and Corporate Governance Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Steven L. Gerard, Chairperson

Theron I. Gilliam

Sherrill W. Hudson

R. Kirk Landon

Teri P. McClure

February 12, 2015

IV.	EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended November 30, 2014, 2013 and 2012 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers for the fiscal year ended November 30, 2014. We refer to these officers collectively as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stuart A. Miller	2014	1,000,000	-	4,360,720	12,540,413	8,410	17,909,543
Chief Executive Officer	2013	1,000,000	-	4,266,000	8,314,050	128,660	13,708,710
	2012	1,000,000	-	6,220,000	5,584,190	154,121	12,958,311

Rick Beckwitt	2014	800,000	-	3,647,910	11,537,180	28,410	16,013,500
President	2013	800,000	-	3,555,000	7,648,926	107,860	12,111,786
	2012	800,000	-	5,442,500	5,025,771	101,567	11,369,838

Jonathan M. Jaffe	2014	800,000	-	2,075,535	11,537,180	77,400	14,490,115
Vice President and	2013	800,000	-	2,026,350	7,648,926	86,060	10,561,336
Chief Operating Officer	2012	800,000	-	3,887,500	5,025,771	104,121	9,817,392

Bruce Gross	2014	650,000	129,874(4)	1,174,040	1,546,506	16,810	3,517,230
Vice President and	2013	650,000	-	1,130,877	1,350,500	33,260	3,164,637
Chief Financial Officer	2012	650,000	-	1,166,250	780,000	37,521	2,633,771

Mark Sustana	2014	400,000	141,461(4)	587,020	458,539	8,410	1,595,430
Secretary and	2013	400,000	-	551,792	600,000	15,160	1,566,952
General Counsel	2012	360,000	-	466,500	302,400	16,859	1,145,759

(1)	The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 14 in our financial statements in our Form 10-K for the year ended November 30, 2014 filed with the SEC. Stock awards granted in 2014 to Mr. Miller, Mr. Jaffe and Mr. Beckwitt were performance based awards, which were earned upon subsequent achievement of financial and operational metrics.

(2)	The amounts reported in this column reflect cash incentive compensation earned for fiscal 2014, 2013 and 2012 performance under our incentive compensation program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they are earned.

(3)	All other compensation consists of the following:

Name	Year	Car Allowance/ Lease Payments($)	Personal Use of Aircraft($)*	401K Match($)	Term Life Insurance($)	Long-Term Disability Insurance($)	Service Award ($)**	Total All Other Compensation ($)
Stuart A. Miller	2014	-	-	7,800	297	313	-	8,410
Rick Beckwitt	2014	20,000	-	7,800	297	313	-	28,410
Jonathan M. Jaffe	2014	20,000	46,390	7,800	297	313	2,600	77,400
Bruce Gross	2014	8,400	-	7,800	297	313	-	16,810
Mark Sustana	2014	-	-	7,800	297	313	-	8,410

*	Represents the value of personal usage of aircraft leased by the Company.
**	Represents the value of a service award based on years of service that is available to all full-time employees.
(4)	This amount consists of special bonuses awarded for performance in fiscal 2014 in recognition of Mr. Gross’ and Mr. Sustana’s exceptional performance. This special bonus was separate from the bonus awarded under the 2014 incentive program.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers with regard to fiscal 2014. The cash awards were granted under Lennar’s 2012 Incentive Compensation Plan and the restricted stock awards were granted under Lennar’s 2007 Equity Plan, which are discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.”

Name	Type of Award	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards Target (#)(4)		All other stock awards: Number of Shares of Stock (#)		Grant date fair value of stock awards ($)(7)
				Target($)		Maximum($)
Stuart A. Miller	AIC	-	-	12,540,413	(1)		(1)	-		-		—

	PS	7/02/14	6/24/14	-		-		104,000	(5)	-		4,360,720

Rick Beckwitt	AIC	-	-	11,537,180	(1)		(1)	-		-		—

	PS	7/02/14	6/24/14	-		-		87,000	(5)	-		3,647,910

Jonathan M. Jaffe	AIC	-	-	11,537,180	(1)		(1)	-		-		—

	PS	7/02/14	6/24/14	-		-		49,500	(5)	-		2,075,535

Bruce Gross	AIC	-	-	1,546,506	(2)		(2)	-		-		—

	RS	7/02/14	6/24/14	-		-		-		28,000	(6)	1,174,040

Mark Sustana	AIC	-	-	400,000	(3)	600,000	(3)	-		-		—

	RS	7/02/14	6/24/14	-		-		-		14,000	(6)	587,020

AIC – Annual Incentive Compensation

PS – Performance Shares, shares of restricted stock earned based on achievement of company-wide operational and financial performance goals and which vest in equal installments over three years

RS – Service-Based Restricted Shares, shares of restricted stock which vest in equal installments over three years

(1)	Amounts in the Target column reflect the amounts of annual cash incentive compensation paid based on Lennar’s fiscal 2014 Pretax Income. These amounts, which were paid in the first quarter of fiscal 2015, are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Pursuant to the terms of their award agreements, Mr. Miller, Mr. Beckwitt and Mr. Jaffe could receive 1.25%, 1.15% and 1.15%, respectively, of fiscal 2014 Pretax Income. There was no threshold and no maximum.

(2)	Mr. Gross had the opportunity to earn a target award of up to 100% of base salary based on personal performance and to receive a maximum cash bonus of between 0% and 150% of the target award based on the extent to which we achieved or exceeded our forecasted Pretax Income. In addition, Mr. Gross could receive up to 1% of LFS Pretax Income. The amount paid to Mr. Gross with regard to fiscal 2014 was $1,546,506, and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no maximum. Mr. Gross also received a cash bonus of $129,874 that is not reflected in the table because it was not awarded under an incentive plan.

(3)	Mr. Sustana had the opportunity to earn a target award of up to 100% of base salary based on personal performance and to receive a maximum cash bonus of between 0% and 150% of the target award based on the extent to which we achieved or exceeded our forecasted Pretax Income. The amount paid to Mr. Sustana with regard to fiscal 2014 was $458,539 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold. Mr. Sustana also received a cash bonus of $141,461 that is not reflected in the table because it was not awarded under an incentive plan.

(4)	No threshold or maximum amounts were established for the equity incentive awards for Messrs. Miller, Beckwitt or Jaffe. See the discussion “Compensation Discussion and Analysis – Equity-Based Compensation” for a description of the performance goals that were required to be met for the performance shares to be earned.

(5)	The performance shares would be earned if the Company achieved at least three of five performance goals in the last six months of fiscal 2014. In January 2015, the Compensation Committee determined that three of these five goals were achieved and therefore the performance shares were earned. The performance shares will vest in three equal annual installments, beginning on July 2, 2015. The named executive officer is entitled to the dividends on, and can vote, his unvested shares.

(6)	The shares of restricted stock granted to the named executive officer will vest in three equal annual installments, beginning on July 2, 2015. The named executive officer is entitled to the dividends on, and can vote, his unvested shares.

(7)	The grant date fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 718, based on the closing price of our Class A common stock on the date of grant, which was $41.93 on July 2, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning shares of restricted Class A common stock held by each named executive officer at the end of the fiscal year ended November 30, 2014. Each grant of restricted stock is shown separately for each named executive officer.

Name	Stock Award Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(4)
Stuart A. Miller	7/2/2012	66,667	(1)	3,149,349
	7/15/2013	80,000	(2)	3,779,200
	7/2/2014	104,000	(3)	4,912,960

		250,667		11,841,509

Rick Beckwitt	7/2/2012	58,334	(1)	2,755,698
	7/15/2013	66,667	(2)	3,149,349
	7/2/2014	87,000	(3)	4,109,880

		212,001		10,014,927

Jonathan M. Jaffe	7/2/2012	41,667	(1)	1,968,349
	7/15/2013	38,000	(2)	1,795,120
	7/2/2014	49,500	(3)	2,338,380

		129,167		6,101,849

Bruce Gross	7/2/2012	12,500	(1)	590,500
	7/2/2013	21,547	(2)	1,017,880
	7/2/2014	28,000	(3)	1,322,720

		62,047		2,931,100

Mark Sustana	7/2/2012	5,000	(1)	236,200
	7/2/2013	10,514	(2)	496,681
	7/2/2014	14,000	(3)	661,360

		29,514		1,394,241

(1)	The restricted stock will vest on July 2, 2015.

(2)	The restricted stock will vest in two equal installments on each of July 2, 2015 and July 2, 2016.

(3)	The restricted stock will vest in three equal installments on each of July 2, 2015, July 2, 2016 and July 2, 2017.

(4)	The market value of the restricted stock is calculated by multiplying the closing price of Lennar’s Class A common stock on November 28, 2014 (the last trading date of the 2014 fiscal year), which was $47.24, by the number of shares of restricted stock.

Option Exercises and Stock Vested

The following table provides information concerning vesting of restricted Class A common stock and the value realized on such vesting of restricted stock on an aggregated basis during the fiscal year ended November 30, 2014 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stuart A. Miller	231,667	10,377,547
Rick Beckwitt	154,166	6,796,055
Jonathan M. Jaffe	123,167	5,496,267
Bruce Gross	42,023	1,861,587
Mark Sustana	17,756	784,334

(1)	Of these amounts, shares were redeemed to cover tax withholding obligations as follows: Mr. Miller, 97,185 shares; Mr. Beckwitt, 64,674 shares; Mr. Jaffe, 64,270 shares; Mr. Gross, 17,630 shares; and Mr. Sustana, 6,012 shares

(2)	Calculated based on the closing market price of Lennar’s Class A common stock on the vesting dates: $41.93 on July 2, 2014 and $47.24 on November 28, 2014 (the trading date two days prior to the vesting date, since November 29, 2014 and November 30, 2014 were not business days).

Potential Payments Upon Termination or Change-in-Control

Our executive officers do not have employment agreements. Consequently the only payments and benefits that our officers would receive upon a change in control would be the benefit resulting from the acceleration of the vesting of their restricted stock.

Pursuant to the 2007 Equity Plan, unvested restricted stock will vest if there is a Change in Control and, within twenty-four months after the Change in Control, (i) Lennar terminates the employment of the executive without Cause, or (ii) the executive terminates his employment by Lennar for Good Reason. The value of this acceleration if it had occurred on November 30, 2014 is set forth in the table below:

Name	Value of Acceleration as of November 30, 2014 ($)(1)
Stuart A. Miller	11,841,509
Rick Beckwitt	10,014,927
Jonathan M. Jaffe	6,101,849
Bruce Gross	2,931,100
Mark Sustana	1,394,241

(1)	The value of the accelerated restricted stock is calculated by multiplying the closing price of Lennar’s Class A common stock on November 28, 2014 ($47.24) by the number of shares of unvested restricted stock as of November 30, 2014.

The definitions of “Change in Control,” “Cause” and “Good Reason” pursuant to the 2007 Equity Plan are below.

“Change in Control” means (i) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (as that term is defined for purposes of Section 13(d) of the Exchange Act) (a “Group”), other than a transaction with a majority owned subsidiary of ours or a transaction in which the common stock that is outstanding immediately before the transaction constitutes, or entitles the holders to receive, a majority of the shares of the purchaser that are outstanding immediately after the transaction, (ii) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of the Company; (iii) the acquisition by any person or Group (other than one or more of the wife, the children or the grandchildren of the late Leonard Miller, or trusts or entities of which they own a majority of the beneficial interests) of beneficial ownership (determined as provided in the rules under Section 13 of the Exchange Act) of more than 50% in voting power of the outstanding common stock; (iv) a majority of the members of our Board of Directors being persons who were not directors on the effective date of the 2007 Equity Plan and whose election was not approved by a vote of at least a majority of the members of the Board of Directors who either were members of the Board of Directors on the effective date of the 2007 Equity Plan or whose election, or nomination for election, to the Board of Directors was approved by such a majority.

“Cause” means, unless otherwise provided in the associate’s award agreement or an employment agreement, if any: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or our written policies and practices; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving us; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the associate’s employment agreement (if any) with us; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the associate; (vii) any illegal act detrimental to us; (viii) repeated failure to devote substantially all of the associate’s business time and efforts to us if required by the terms of the associate’s employment; or (ix) violation of any of our rules or policies that states that violations may result in termination of employment.

“Good Reason” means a reduction in the associate’s base salary (other than a reduction of not greater than 10% that applies to all executives of a comparable level), a reduction in the associate’s target cash annual incentive opportunity, or a material reduction in the aggregate value of the associate’s benefits under the employee benefit plans, programs and policies in which the associate participates; a material diminution in the associate’s reporting relationship, title or responsibilities, or a requirement by us to which the associate does not consent that the associate move the principal place of business at or from which the associate works by more than 50 miles, if such relocation results in an increase in the associate’s daily commute by more than 10 miles each way.

V.	PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed D&T to continue to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2015 and the Board has directed that management submit the selection of D&T as Lennar’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. D&T has been Lennar’s independent public accounting firm since 1994.

Neither Lennar’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of Lennar’s independent registered public accounting firm. However, the Board is submitting the selection of D&T to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lennar and its stockholders.

We expect a representative of D&T to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Fees Paid to D&T

The fees billed by D&T, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for various types of professional services and related expenses during the years ended November 30, 2014 and 2013 were as follows:

	Years ended November 30,
Services Provided	2014	2013
Audit Fees (1)	$3,539,000	$3,285,000
Audit-Related Fees(2)	730,000	1,282,000
Tax Fees(3)	281,000	184,000

Total	$4,550,000	$4,751,000

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K), and (ii) reviews of our quarterly financial statements (Forms 10-Q).

(2)	These professional services included fees associated with (i) assistance in understanding and applying financial accounting and reporting standards, (ii) accounting assistance with regard to proposed transactions, (iii) consents to our registration statements filed, (iv) review of documents relating to our debt offerings for Lennar Corporation and the Rialto segment, including the preparation of comfort letters and (v) professional services related to the audit of Rialto Holdings, LLC.

(3)	These professional services include fees associated with tax planning, tax compliance services and tax return preparation.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by D&T during fiscal year 2014.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of D&T as our independent registered public accounting firm for the 2015 fiscal year.

Audit Committee Report

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include assisting the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2014 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2014, management undertook the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014 that has been filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedule thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2015.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2014 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit Committee

Sherrill W. Hudson, Chairperson

Irving Bolotin

Steven L. Gerard

Tig Gilliam

R. Kirk Landon

February 12, 2015

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report may not be incorporated by reference to this proxy statement.

VI.	PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires us to provide our stockholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers. We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed above in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At our 2014 annual meeting, approximately 93% of the votes cast supported the Say on Pay proposal. At the 2015 Annual Meeting, we are asking our stockholders to approve, on an advisory basis, the 2014 compensation of our named executive officers as disclosed in this proxy statement.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures on pages 18 to 35. We believe that the success of our Company is attributable in substantial part to our talented and committed executives. Therefore, the compensation of our NEOs is designed to enable us to retain, motivate and recruit high-quality executives who can help us achieve our short- and long-term corporate goals and strategies. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•	With respect to our three named executive officers whose responsibilities are to grow our business, our CEO, our President and our COO, approximately 94% of their 2014 total direct compensation (salary, annual incentive and long-term incentive) was variable and tied directly to the financial performance of the Company.

•	With respect to our other two named executive officers, our CFO and our General Counsel, whose principal responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance, we based their 2014 target awards on their individual performance, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an annual internal audit evaluation. Our CFO and our General Counsel were entitled to a cash bonus of between 0% and 150% of their target awards based on our actual Pretax Income as compared with our forecasted Pretax Income. Our CFO also receives a bonus based on the pretax income of our Lennar Financial Services segment.

•	For all of our NEO’s, we provide a balance of short-term and long-term compensation; our annual cash incentive bonus rewards the accomplishment of annual goals, while our equity grants vest our executives’ financial interests in the long-term appreciation of our Class A common stock.

In addition, we maintain strong corporate governance practices regarding executive compensation:

•	Our executive officers do not have employment agreements, which gives the Compensation Committee the flexibility to change the components of our executive compensation program based on market and economic conditions.

•	We have adopted stock ownership guidelines that promote continued alignment of our executives’ interests with those of our stockholders and discourage excessive risk taking for short-term gains.

On the basis of the information in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 18 to 35 of this proxy statement, we are requesting that our stockholders vote on the following resolution:

RESOLVED, that the stockholders of Lennar Corporation approve, on an advisory basis, the compensation of Lennar’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosures regarding such compensation, and the accompanying narrative disclosures, set forth in Lennar’s 2015 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

VII.	SECURITY OWNERSHIP

Security Ownership of Officers and Directors

The following table shows beneficial ownership information as of February 12, 2015 for (1) each of our current Directors, (2) each of our “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current Directors and executive officers as a group. As of February 12, 2015, we had 173,900,328 shares of Class A common stock and 31,303,195 shares of Class B common stock outstanding.

	Class A Common Stock		Class B Common Stock
Name	Number Of Shares Beneficially Owned (1) (2)	Percent Of Class	Number Of Shares Beneficially Owned (3)	Percent Of Class
Rick Beckwitt	1,025,617	*	-	*
Irving Bolotin	87,303	*	15,288	*
Steven L. Gerard	31,411	*	850	*
Tig Gilliam	18,966	*	-	*
Bruce Gross	531,594	*	60,582	*
Sherrill W. Hudson	24,000	*	5,000	*
Jonathan M. Jaffe	801,532	*	37,822	*
R. Kirk Landon	62,800	*	22,380	*
Sidney Lapidus	122,919	*	39,996	*
Teri McClure	9,633	*	-	*
Stuart A. Miller(4).	1,359,621	*	21,408,116	68.4%
Armando Olivera.	460	*	-	*
Jeffrey Sonnenfeld	29,449	*	-	*
Mark Sustana	151,892	*	-	*
All current directors and executive officers as a group (16 persons)(5)	4,581,580	2.6%	21,597,993	69.0%

* Less than 1% of outstanding shares.

The address of each person named in this table is c/o Lennar Corporation, 700 NW 107th Avenue, Miami, Florida 33172. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

(1)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by each such person pursuant to options exercisable within 60 days after February 12, 2015 are deemed outstanding for purposes of determining the total number of outstanding shares for such person but are not deemed outstanding for such purpose with regard to any other stockholders. The table below sets forth the name of each director and the number of shares of Class A common stock issuable pursuant to such director’s exercisable options.

Name	Number of Shares Issuable Pursuant to Options Exercisable
Irving Bolotin	7,500
Steven L. Gerard	5,000
Tig Gilliam	7,500
Sherrill W. Hudson.	5,000
R. Kirk Landon	7,500
Sidney Lapidus	7,500
Teri McClure	5,000
Jeffrey Sonnenfeld	7,500

(2)

Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 17,382 shares held in family trusts; Mr. Bolotin, 17,755 shares held in two GRATs; Mr. Gross, 1,737 shares held in trust for a child; Mr. Jaffe, 622,111 shares held in a family trust, 2,573 shares held in an ESOP, 25 shares held by a child and 47,656 shares held by the Jaffe Family Foundation; Mr. Landon, 15,000 shares held in a trust; Mr. Lapidus, 103,391 held in two GRATs; and Mr. Miller, 18,694 held in an ESOP. Includes shares pledged as collateral for borrowings through a margin account, as follows: Mr. Beckwitt, 742,386 shares; Mr. Jaffe, 496,159 shares; and Mr. Miller, 757,890 shares.

(3)	Includes shares held through a trust or an ESOP, as follows: Mr. Gross, 10,000 shares held in trust for a child; Mr. Jaffe, 37,560 shares held in a family trust and 262 shares held in an ESOP; and Mr. Miller, 1,910 shares held in an ESOP. Includes shares pledged as collateral for borrowings through a margin account, as follows: Mr. Miller, 97,630 shares.

(4)	Mr. Miller has shared voting and investment power with respect to 332,370 shares of Class A common stock reflected in the table, of which 36,850 are held in a family trust, and 295,520 are held in charitable family foundations. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.

(5)	Includes 324,383 shares of Class A common stock and 7,959 shares of Class B common stock held by two executive officers who are not NEO’s. Of those shares, one executive officer holds 6,950 shares of Class A common stock and 6,750 shares of Class B common stock in trust for minor children.

Each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes. As of February 12, 2015, Mr. Miller had the power to cast 215,440,781 votes, which is 44.2% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock, and all of our Directors and executive officers as a group had the power to cast 220,561,510 votes, which is 45.3% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock.

Security Ownership of Principal Stockholders

The following table shows stock ownership information as of February 12, 2015 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Title of Class	Amount and Nature of Beneficial Ownership	Percent Of Class(1)
Stuart A. Miller 700 Northwest 107th Avenue Miami, FL 33172	Class B Common Stock	21,408,116(2)	68.4%

BlackRock, Inc 55 East 52nd Street New York, NY 10022	Class A Common Stock	12,958,474(3)	7.5%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A Common Stock	12,634,951(4)	7.3%

Wellington Management Group, LLP 280 Congress Street Boston, MA 02210	Class A Common Stock	12,416,283(5)	7.1%

Manulife Financial Corporation 200 Bloor Street East Toronto, Ontario, Canada, M4W 1E5	Class A Common Stock	10,026,237(6)	5.8%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	Class B Common Stock	1,784,242(7)	5.7%

Huber Capital Management LLC 2321 Rosecrans Ave., Suite 3245 El Segundo, CA 90245	Class B Common Stock	1,743,320(8)	5.6%

FMR LLC 245 Summer Street Boston, MA 02210	Class A Common Stock	9,421,987(9)	5.4%

Citadel Advisors LLC 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	Class A Common Stock	9,370,052(10)	5.4%

(1)	Percent of Class is determined based on the total issued and outstanding shares of the applicable class on February 12, 2015.

(2)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table. The shares include 1,910 shares held in an ESOP and 97,630 shares pledged as collateral for borrowings through a margin account.

(3)	Based on Amendment No. 6 to the stockholder’s Schedule 13G filed on February 9, 2015. The stockholder has sole voting power with respect to 11,475,309 shares and sole dispositive power with respect to 12,958,474 shares.

(4)	Based on Amendment No. 2 to the stockholder’s Schedule 13G filed on February 10, 2015. The stockholder has sole voting power with respect to 306,207 shares, sole dispositive power with respect to 12,354,791 shares, and shared dispositive power with respect to 280,160 shares.

(5)	Based on Amendment No. 1 to the stockholder’s Schedule 13G filed on February 12, 2015. The stockholder has shared voting power with respect to 4,298,383 shares and shared dispositive power with respect to 12,416,283 shares.

(6)	Based on Amendment No. 1 to the stockholder’s Schedule 13G filed on February 13, 2015. Manulife Financial Corporation is the indirect parent of the following wholly owned subsidiaries: (i) Manulife Asset Management (US) LLC, which has sole voting and dispositive power with respect to 10,026,237 shares, (ii) Manulife Asset Management (North America) Limited, which has sole voting and dispositive power with respect to 53,758 shares, (iii) Manulife Asset Management Limited, which has sole voting and dispositive power with respect to 146,463 shares, and (iv) Manulife Asset Management (Europe) Limited which has sole voting and dispositive power with respect to 3,171 shares.

(7)

Based on Amendment No. 4 to the stockholder’s Schedule 13D filed on February 9, 2015. (i) The Gabelli Funds, LLC, a wholly owned subsidiary of GAMCO Investors, Inc. (“GBL”), has sole voting and dispositive power with respect to 850,509 shares, (ii) GAMCO Asset Management Inc., a wholly-owned subsidiary of GBL, has sole voting power with respect to 1,503,442 shares and sole dispositive power with respect to 1,784,242 shares, (iii) Gabelli Securities, Inc., majority-owned subsidiary of GBL, has sole voting and dispositive power with respect to 128,666 shares, (iv) GGCP, Inc., the manager and a member of GGCP Holdings LLC which is the controlling shareholder of GBL, has sole voting and dispositive power with respect to 48,000 shares, (v) GBL has sole voting and dispositive power with respect to 5,260 shares, and (vi) Mario J. Gabelli, the controlling stockholder, Chief Executive Officer and a director of GGCP Inc. and Chairman and Chief Executive Officer of GBL, has sole voting and dispositive power with respect to 79,900 shares.

(8)	Based on Amendment No. 1 to the stockholder’s Schedule 13G filed on February 12, 2015. The stockholder has sole voting power with respect to 801,977 shares, shared voting power with respect to 171,988 shares and sole dispositive power with respect to 1,743,320 shares.

(9)	Based on Amendment No. 10 to the stockholder’s Schedule 13G filed on February 13, 2015. Of the 9,421,987 shares beneficially owned, FMR LLC has (i) sole voting power with respect to 939,562 shares, and (ii) sole investment power with respect to 9,421,987 shares. Edward C. Johnson 3d, Chairman of FMR LLC, has sole investment power with respect to 9,421,987 shares. Abigail P. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR LLC, has sole investment power with respect to 9,421,987 shares. Members of the family of Mr. Johnson, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(10)	Based on stockholder’s Schedule 13G filed on September 15, 2014. The Schedule 13G was jointly filed by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings II LP (“CAH2”), Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin with respect to shares owned by Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company (“CG”), Citadel Equity Fund Ltd., a Cayman Islands limited company (“CEF”), Surveyor Capital Ltd., a Cayman Islands limited company (“SC”), and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”). Citadel Advisors is the portfolio manager for CG, CEF and SC. CAH2 is the managing member of Citadel Advisors. CALC III LP, a Delaware limited partnership (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. Citadel Advisors has shared voting and shared dispositive power with respect to 9,089,420 shares, CAH2 has shared voting and shared dispositive power with respect to 9,089,420 shares, CGP has shared voting and shared dispositive power with respect to 9,370,052 shares, and Mr. Griffin has shared voting and shared dispositive power with respect to 9,370,052 shares.

VIII.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of our Class A common stock and Class B common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations by our directors and officers that no other reports by them were required, we believe that, during the 2014 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them.

Stockholder Proposals for 2016 Annual Meeting

Stockholder proposals should be sent to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. To be considered for inclusion in Lennar’s proxy statement for the 2016 Annual Meeting of Stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is October 27, 2015. Additionally, pursuant to our By-Laws, Lennar must receive notice of any stockholder proposal to be submitted at the 2016 Annual Meeting of Stockholders, but not required to be included in our proxy statement, no earlier than December 10, 2015 and no later than January 9, 2016. Our By-Laws and our NCG Committee Charter set forth the information that is required in a written notice of a stockholder proposal.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. Our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining proxies from those owners.

Communication with Lennar’s Board of Directors

Anyone who wishes to communicate with our Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in a particular communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our associates to maintain the highest level of integrity in their dealings on behalf of our Company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, associates, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct or related matters can be submitted by stockholders, associates, customers and any other interested persons, and concerns regarding questionable accounting or auditing matters can be submitted by associates, confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

By email to:	lennar@tnwinc.com
By telephone to:	1-800-503-1531
By mail addressed to:	The Network
Attention: Lennar Corporation
333 Research Court
Norcross, GA 30092

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted by anyone to the non-management directors of our Board of Directors in the following manner:

By email to:	feedback@lennar.com
By telephone to:	1-800-503-1534

All communications will automatically be submitted to our Lead Director, who will distribute such communications as appropriate.

Available Information

We maintain an internet website at www.lennar.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Business Conduct and Ethics, can be found in the Investor Relations-Corporate Governance section of our website at www.lennar.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the fiscal 2014 Form 10-K as filed with the SEC, including the financial statements and schedules included in it, but not the exhibits. In addition, that report is available, free of charge, through the Investor Relations-Corporate Governance section of our internet website at www.lennar.com. A request for a copy of the report should be directed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations. A copy of any exhibit to the fiscal 2014 Form 10-K will be forwarded following receipt of a written request with respect to it addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice of Internet Availability containing instructions on how to access our proxy statement and annual report online on or about February 24, 2015. If you would like to receive a paper copy of the proxy materials, the Notice of Internet Availability contains instructions on how to obtain a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Internet Availability, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice of Internet Availability for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: 250 Royall Street, Canton, MA 02021, or by telephone: in the U.S., (800) 446-2617; outside the U.S., (781) 575-4706).

If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice of Internet Availability in the future, please contact Computershare as indicated above. Beneficial stockholders can request information about householding from their nominees.

LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 700 N.W. 107TH AVENUE MIAMI, FL 33172	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M81690-P58919	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENNAR CORPORATION The Board of Directors recommends you vote			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:

1.	Election of Directors		☐	☐	☐

Elect nine directors to serve a one-year term expiring at the 2016 Annual Meeting of Stockholders.
	01) Irving Bolotin	06) Teri P. McClure
	02) Steven L. Gerard	07) Stuart A. Miller
	03) Theron I. “Tig” Gilliam	08) Armando Olivera
	04) Sherrill W. Hudson	09) Jeffrey Sonnenfeld
05) Sidney Lapidus
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as Lennar’s independent registered public accounting firm for the fiscal year ending November 30, 2015.						☐	☐	☐
3.	Approval, on an advisory basis, of the compensation of Lennar’s named executive officers.						☐	☐	☐
NOTE: Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
For address change/comments, mark here (see reverse for instructions).					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

M81691-P58919

LENNAR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF LENNAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS ON APRIL 8, 2015

The undersigned appoint(s) Stuart A. Miller, Bruce Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A Common Stock (LEN) and Class B Common Stock (LEN-B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 8, 2015, at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172, and any adjournment or postponement of that meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTOR NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE